Crimson Wine Group Appoints Interim President and CEO

NAPA, Calif. (June 5, 2019) – Crimson Wine Group, Ltd. (OTCBB: CWGL) today announced the appointment of Nicolas M.E. Quillé as interim president and chief executive officer of the company, effective June 3, 2019. Quillé succeeds Patrick DeLong, who is resigning from the position he has held since December 2014.

Quillé will continue to serve as Crimson’s chief winemaking and operations officer. Prior to joining Crimson in May 2018, Quillé was general manager and head winemaker of Banfi Vintners’ boutique portfolio of wineries in the Pacific Northwest. He spent the last 26 years in a variety of winegrowing positions in both France and the United States. In addition to his role with Banfi, his U.S. experience includes winegrowing and management positions with Pacific Rim and Bonny Doon.

“We have great confidence in the Crimson team and are grateful for Nicolas’ commitment to step in, as we begin our search for a new CEO who embodies the culture of the company,” said John Cumming, chairman of Crimson’s board of directors. “I appreciate Pat’s dedication and efforts during his long tenure with the company and wish him success in his future endeavors.”

DeLong joined Crimson Wine Group in 2007 and held various positions in the company, including chief financial officer and chief operations officer.

About Crimson Wine Group
Based in the Napa Valley, Crimson Wine Group crafts benchmark wines from exceptional vineyards in premier wine-growing regions throughout the U.S. Crimson owns and manages approximately 1,000 acres of plantable vineyard land across six distinct regions. Crimson’s diverse collection of exceptional domestic estates and wine brands includes Pine Ridge Vineyards (Napa, Calif.), Seghesio Family Vineyards (Healdsburg, Calif.), Archery Summit (Dayton, Ore.), Chamisal Vineyards (San Luis Obispo, Calif.), Double Canyon (West Richland, Wash.), Seven Hills Winery (Walla Walla, Wash.) and Malene Wines (Santa Barbara County, Calif.). For more information, please visit www.crimsonwinegroup.com.

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